Exhibit 4.3(b)
Amendment to EOG Resources, Inc. Employee Stock Purchase Plan
     WHEREAS, EOG Resources, Inc. (the “Company”) has heretofore adopted and maintains the EOG Resources, Inc. Employee Stock Purchase Plan (the “Plan”); and
     WHEREAS, the Company desires to amend the Plan, and the Board of Directors of the Company and the shareholders of the Company, pursuant to Sections 1.4 and 9.2 of the Plan, have approved the amendments to Section 1.1 and 1.2 of the Plan set forth below;
     NOW, THEREFORE, the Plan is amended as follows:
     1. Section 1.1 of the Plan is hereby amended and restated in its entirety to provide as follows:
     1.1 Purpose. The purpose of this Plan is to provide Employees of the Company and its Affiliates which adopt the Plan with an opportunity to purchase Stock of the Company through offerings of options at a discount and thus develop a stronger incentive to work for the continued success of the Company and its Affiliates. Therefore, this Plan is available to all Employees of every Employer upon their fulfilling the eligibility requirements of Section 3.1. Any Affiliate may adopt it with the approval of the Committee by fulfilling the requirements of Section 8.1. This Plan is sponsored by the Company. Unless terminated by the Company earlier, the Plan will terminate on December 31, 2019.
     2. Section 1.2 of the Plan is hereby amended and restated in its entirety to provide as follows:
     1.2 Share Commitment. The aggregate number of Shares authorized to be sold pursuant to Options granted under this Plan is 2,000,000 Shares, subject to adjustment as provided in this Section. Any Shares relating to Options that are granted, but subsequently lapse, are canceled, or are otherwise not exercised by the Exercise Date, shall be available for future grants of Options.
     In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Shares, or the like, as a result of which shares shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, the total number of Shares authorized to be committed to this Plan, the number of Shares subject to each outstanding Option and the Option Price applicable to each Option shall be appropriately adjusted by the Committee.
[SIGNATURE PAGE TO FOLLOW]

     AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.
Dated effective as of January 1, 2010.

	ATTEST:		EOG RESOURCES, INC.

By:	/s/ Michael P. Donaldson	By:	/s/ Patricia L. Edwards
	Name: Michael P. Donaldson		Name: Patricia L. Edwards
	Title: Corporate Secretary		Title: Vice President, Human Resources and Administration

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